UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
                Date of Report March 21, 2003
                               ---------------------------------

                           Commission File No. 0-25184

                               ENOVA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         California                                     95-3056150
-------------------------------          ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

             19850 South Magellan Drive, Torrance, California 90502 (Address of principal executive offices, including zip code)

                                 (310) 527-2800
              (Registrant's telephone number, including area code)


Item 5. Other Events and Regulation FD Disclosure.

Enova Systems, Inc. (the "Company" or "Registrant") has entered into a Joint Venture Agreement (the "Agreement") with Hyundai Heavy Industries of Korea ("HHI") to create an advanced technology corporation (the "ATC") to be domiciled in Torrance California.

In conjunction with this Agreement, HHI and the Company have entered into a stock purchase agreement pursuant to which HHI will make a US $3.0 million investment in the Company through the purchase of shares of the Company's authorized and unissued common stock pursuant to Regulation D promulgated under the Securities Act of 1933. This investment will be made in two installments of US$1.5 million each. The first installment will be made upon incorporations of the ATC and in consideration for the issuance to HHI by the Company of 23,076,923 shares of the Company's common stock at a price of $0.065 per share. The second installment of $US1.5 million will be made one year after the first installment in a forward pricing mechanism of Enova Systems common shares which has been pre-agreed by both HHI and Enova. The Company will invest US$1 million of each installment into the ATC in consideration for the issuance to the Company of a 40% equity interest in the ATC (the balance of the installments, in the amount of $500,000 each, will be retained by Enova). HHI will acquire a 60% equity interest in ATC by investing US$ 3 million in the ATC in two installments of US$1.5 million each, to be made concurrently with the two installment payments to be paid by HHI for the Company's common stock. At the conclusion of these transactions, HHI and the Company will have invested an aggregate of US$5 million in the ATC.

Additional information regarding the ATC and its business scope are discussed in the News release dated March 19, 2003, attached as an exhibit hereto.

Item 7. Financial Statements and Exhibits.
(c) Exhibits:

Exhibit No.  Description
  99.1       News Release, dated March 19, 2003, of Enova Systems, Inc.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Enova Systems, Inc.
Date :   March 24, 2003                        By: /s/ Carl D. Perry
                                                  ---------------------
                                               Name:  Carl D. Perry
                                               Title: President and CEO